Exhibit 99.1

PolarityTE Announces $10.0 Million Registered Direct Offering Priced At-The-Market Under Nasdaq Rules

SALT LAKE CITY, January 12, 2021 — PolarityTE, Inc. (Nasdaq: PTE), a company focused on transforming the lives of patients by discovering, designing, and developing a range of regenerative tissue products and biomaterials, announced today that it has entered into a securities purchase agreement with a single healthcare-dedicated institutional investor providing for the purchase and sale of 9,090,910 shares of its common stock (or pre-funded warrants to purchase common stock in lieu thereof) and accompanying warrants to purchase up to 9,090,910 shares of common stock. Each share of common stock (or pre-funded warrant in lieu thereof) is being sold together with one warrant to purchase one share of common stock at a combined purchase price of $1.10. The securities are being offered in a registered direct offering priced at-the-market under Nasdaq rules. The warrants will be immediately exercisable at an exercise price of $1.20 per share of common stock and will expire five years from the date of issuance. The shares of common stock or the pre-funded warrants, and the accompanying warrants, can only be purchased together in the offering but will be issued separately and will be immediately separable upon issuance.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The offering is expected to result in gross proceeds to PolarityTE of approximately $10.0 million before deducting placement agent and other offering expenses payable by PolarityTE. The Company intends to use the net proceeds of this offering for working capital and general corporate purposes.

The registered direct offering is expected to close on or about January 14, 2021, subject to the satisfaction of customary closing conditions.

The securities described above are being offered by PolarityTE pursuant to a “shelf” registration statement on Form S-3 (File No. 333-229584) previously filed with the U.S. Securities and Exchange Commission (“SEC”) on February 8, 2019 and declared effective by the SEC on February 22, 2019. Such securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and the accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Alternatively, when available, electronic copies of the final prospectus supplement and the accompanying prospectus may be obtained from H.C. Wainwright & Co., LLC, 430 Park Avenue, New York, NY 10022, by email at placements@hcwco.com or by phone at (646) 975-6996.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About PolarityTE®

PolarityTE is focused on transforming the lives of patients by discovering, designing, and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures products from the patient’s own tissue and uses the patient’s own body to support the regenerative process. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic, and self-propagating product designed to regenerate the target tissues. PolarityTE’s innovative methods are intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions and include statements about the completion of the registered direct offering, the satisfaction of customary closing conditions related to the offering and the intended use of net proceeds from the offering. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law. Our actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov).

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are trademarks or registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

Rich Haerle

VP, Investor Relations

PolarityTE, Inc.

ir@PolarityTE.com

(385) 315-0697